Procedure for Dealing in Securities
GSK Corporate
SOP_606739 (6.0)

Why do we have this SOP?
What does this SOP cover?
This SOP covers:
-.Disclosure and control of inside information
-.The selective disclosure of inside information
-.Dealing in GSK equity and debt securities
This SOP supports POL-GSK-008, the Code for Dealing in GSK Securities (“the Code”).
Why should you read this?
This SOP gives guidance on GSK’s standards of practice and procedures when dealing in securities of GSK, or securities of companies that GSK is doing business with and imposes restrictions on dealing that go beyond those imposed by law. Failure to comply with this SOP and the Code may result in disciplinary action and may also constitute a civil or criminal offence.

What do you need to do?
You need to comply with the Code and this SOP if you are deemed to have access to inside information.
This SOP applies to all employees and complementary workers of the GSK Group who have access to inside information due to their office or employment or involvement in a business transaction or situation, and who are included on Insider Lists, including:
-The Directors of GSK
-Members of the GSK Leadership Team (“GLT”)
-The Company Secretary of GSK
together Persons Discharging Managerial Responsibility (“PDMRs”)
-Members of the Disclosure Committee, GSK’s Investor Relations team and individuals designated by GLT members, together Designated Employees (“DEs”)
-The Persons Closely Associated (“PCAs”) of PDMRs and DEs,
-Project Insiders
Senior Management of GSK, GSK functions and GSK business units are ultimately responsible for ensuring this procedure is communicated to all their employees.
Corporate Secretariat is responsible for monitoring the implementation and communication of the Code.

How do you do it?

1
Inside Information
Information of a precise nature, which has not been made public, relating, directly or indirectly, to GSK or any GSK Securities, and which, if it were made public, would be likely to have a significant effect on the price of any GSK Securities.

During the course of an ongoing process (such as a significant transaction or investigation), inside information may arise at different stages. As a result, an assessment of whether inside information arises must be examined at each stage.

Delaying Disclosure
GSK is required to disclose inside information as soon as possible, but may delay disclosure if each of the following conditions is met:

-.Immediate disclosure is likely to prejudice GSK’s legitimate interests;
-.The delay of the disclosure is not likely to mislead the public;
-.GSK is able to ensure the confidentiality of that information.
A short delay is permissible for GSK to clarify whether information is, in fact, inside information. Once inside information is identified, a delay will not be permitted solely to ascertain the precise implications of the information – in these circumstances a holding announcement should be issued.

Financial Results
GSK will generally be able to delay disclosure of information that is generated in the process of the preparing quarterly financial results. However, if it is determined that the financial results are outside the market’s expectations, an immediate announcement will be required.

Record-keeping and notifying the FCA
GSK must highlight in its announcement that the information communicated is inside information, post the information on its website and keep it there for five years.

Inside information must be located in an easily identifiable section of GSK’s website, be presented in chronological order and indicate the date and time of disclosure.

Where a decision to delay disclosure is made, GSK must maintain records of the decision to delay disclosure, including the dates and times when:
-.the inside information first existed within GSK;
-.the decision to delay disclosure was made; and
-.GSK is likely to disclose the inside information.
GSK must also keep a record of the basis on which it made each decision to delay disclosure, including reviews subsequently undertaken to ensure that the conditions that justified the delay remained and the grounds for concluding that the confidentiality of the information would be maintained.

When the delayed information is announced, GSK must notify the FCA that disclosure was delayed. The FCA is then entitled to request an explanation of the decision behind the delay.

If you think you are in possession of inside information, but have not been notified that you are on an insider list, or you think you should be added to an insider list, you should contact a member of Corporate Secretariat. If you think that you are in possession of inside information which has not yet been reviewed by the Disclosure Committee and you are not aware that an insider project list exists, you should contact the Company Secretary immediately.

2
Insider Lists
GSK must maintain lists of individuals with inside information which must be properly updated as and when individuals become, or cease to be, insiders. Insider lists are kept for a period of five years and will be provided to the FCA on request.

Under current regulation, insider lists need to contain Sensitive Personally Identifiable Information (“SPII”) for individuals on insider lists as follows: full name (including former names), job title, date of birth, national identification number, work and home addresses and telephone numbers. GSK maintains “permanent insider” lists (PDMRs, DEs, and PDMR PCAs) and project insider lists.

GSK must take reasonable steps to ensure that insiders acknowledge in writing their duties as insiders and their awareness of the sanctions applicable to insider dealing and unlawful disclosure of inside information. GSK must also maintain an electronic copy of its insider list.

GSK’s insider lists are maintained using the Insidertrack tool, managed by Corporate Secretariat, which can be accessed by individuals who wish to review their list membership, and to update and supplement SPII.

If you are on an insider list you must not deal in GSK securities. If you are a Designated Employee you must always seek consent to deal – such clearance will not be given in a financial results closed period, and/or whilst you are on an insider list.

3
Selective Disclosure of information
GSK may make selective disclosure in situations including:
-.Communicating information to key investors prior to announcement in order to gauge their interest in a possible transaction;
-.Conducting discussions with key investors about the terms of a potential acquisition, including its potential size or pricing;
-.Contacting key investors to obtain financial commitments from them to participate in debt issuance or additional equity offering; and
-.Discussing a transaction or other situation with rating agencies ahead of announcement.
Before disclosing information, GSK must assess whether it constitutes inside information and make a written record of its conclusion. The FCA may request a copy of such record.

This assessment and record-keeping procedure must be carried out every time GSK makes selective disclosure, even if there is no disclosure of inside information.

When carrying out a selective disclosure, GSK must:
-.Obtain, via email or telephone, the consent of the proposed recipient to receive the information – if the proposed recipient does not consent, the Company must not disclose the information;
-.Inform the recipient that (i) they are prohibited from using the information to acquire, dispose of or amend an order that has been placed for financial instruments, on the basis of the information provided and (ii) they must keep the information confidential;
-.For each disclosure of information, draw up a list of those who have agreed and those who have not agreed to receive the information (together with dates and times of communications);
-.Maintain records of the selective disclosure for at least five years and use recorded telephone lines when obtaining the consent of the recipient (or, if no consent is given or this is not possible, keep minutes of the discussion signed by both parties);
-.Notify the recipient when the information ceases to be inside information (even if it has been publicly announced) and retain a record of the decisions which led to the assessment that the information is no longer inside information for five years.
If you are involved in projects where GSK is doing business with other companies you must be aware of these procedures, and you must take care not to inadvertently share GSK information that might be inside information, or disclose information that might be inside information for the company GSK is doing business with. If in doubt, please contact Corporate Secretariat or the Company Secretary.

4
Dealing in securities, closed periods and notifications
Dealings
Dealings subject to the Code include subscriptions to share capital issuances or debt instrument issuances and transactions executed by a third party under an individual portfolio, or asset management mandate on behalf or for a relevant employee. The full revised list can be viewed in Appendix 1 to this SOP.

Notification and clearance will be required for a transaction which is undertaken by a third party for the account of the relevant employee, even where the third party is exercising full discretion (i.e. not acting on the instruction of the employee). Transactions which are undertaken under a trading plan or saving scheme, or by a “family office”, a trust, a discretionary portfolio arrangement and all other investment vehicles, are therefore likely to require notification and clearance.

No notification will be required for transactions in financial instruments which are linked to shares or debt instruments where either:
-.The financial instrument is a unit or share in a collective investment undertaking whose exposure to GSK shares or debt instruments does not exceed 20% of the assets held by the collective investment undertaking; or
-.The financial instrument provides exposure to a portfolio of assets in which the exposure to GSK shares or debt instruments does not exceed 20% of the portfolio’s assets.
In practice, this should exclude notification and clearance being required for dealings carried out by pension funds and other collective investment vehicles in which the relevant employee is invested.

Closed Periods
GSK adopts the following closed periods
-.The period from the end of the financial year up to and including the preliminary results announcement; and
-.The period from the end of each of the other financial quarters up to and including the relevant quarterly results announcement, or, if longer, the period of 30 calendar days immediately preceding such announcement.
Clearance
PDMRs and DEs will be required at all times to seek clearance to deal. This can be done via the Insidertrack tool https://insiders.gsk.com/ managed by Corporate Secretariat.

In the case of a PDMR or DE, clearance will not be given where any matter exists which constitutes inside information. In the case of an employee who only appears on an insider list, clearance will not be given whilst they remain on that list.

Dealings may be permitted during a closed period or a period where inside information exists if:
-.There are exceptional circumstances, such as severe financial difficulty, which require the immediate sale of shares;
-.The dealing is pursuant to an employee share scheme where the terms of the award or grant of GSK securities have been agreed before the start of the relevant period and cannot be changed; or
-.The relevant employee is acquiring GSK securities under an employee saving scheme and he or she has entered into the scheme before the start of the relevant period, does not alter the terms of his or her participation during the period and the arrangements for the purchase of securities are either clearly set out and cannot be altered or are planned to occur at a fixed date.

A PDMR or DE may be permitted to deal during a closed period if:
-.He or she is taking up an entitlement in respect of a rights issue; or
-.He or she is transferring GSK securities between two of his or her accounts, provided that such a transfer does not result in a change in price of the securities.
All relevant employees should consult the Code, which contains a more detailed explanation of when the exceptions apply or seek advice from GSK’s Corporate Secretariat as to when dealing will be permitted.

Notifications
PDMRs and their PCAs are required to notify GSK and the FCA of every transaction conducted on their own account relating to GSK shares or debt instruments. The time period for notification is within two business days of the transaction, although in practice the notification will be made by Corporate Secretariat on behalf of PDMRs or their PCA to the FCA.

GSK must announce information relating to transactions that are notified to it by PDMRs and their PCAs promptly and within three business days of the transaction.

Under the Code, PDMRs must also seek to prohibit their PCAs from dealing without prior clearance to Deal, which will not be granted during a Closed Period.

Training & Communication

GSK Internal Guides
Training and induction on this SOP for PDMRs is handled by the Company Secretary. The Corporate Secretariat team provides training and communication required under this SOP for all other employees and complementary workers primarily through the Insidertrack tool, and whenever appropriate, training and support in person.

Monitoring

Management Monitoring (MM):
As identified in this SOP, Corporate Secretariat is required to assess and monitor controls to ensure they are in place, in use and effective. Corporate Secretariat is ensuring that MM is appropriate, proportionate, solution focused, and documented. Corporate Secretariat will record MM activities and retain results to evidence that key controls in this SOP are in place. .
Independent Business Monitoring (IBM):
Corporate Secretariat, supported by Ethics and Compliance, are accountable for ensuring that a fit for purpose and structured monitoring programme is in place, in line with the risk associated with the business activity. Controls included within this written standard may be subject to Independent Business Monitoring procedures.

If you have concerns

If you have concerns about how to apply this procedure you should bring them to the attention of a manager, supervisor or a member of Corporate Secretariat. If you see any violations of this company procedure, please report it through the appropriate Speak Up channels.

To find your local Speak Up integrity line number or to report online, please visit: www.gsk.com/speakup

If you feel you are unable to comply with this guideline or the mandatory controls it supports, please contact the document author and your Ethics & Compliance Business Partner

Administration

Governance Board Approval:	GSK plc Board of Directors
Governance Approval Date:	18-December-2018
Owner:	Victoria Whyte, SVP & Company Secretary
Author:	Richard Webster, Interim Director, Governance, Plc & Shareholder Services
History:	This procedure supersedes and replaces SOP_606739 (5.0) - Procedure for Dealing in Securities SOP-GSK-008
Changes since last revision - -Update to GSK Connect link in Code for Dealing in Securities -Amendment to Code for Dealing in Securities page numbers in contents page.
Previous Versions:	26-Apr-2019: SOP_606739/ SOP-GSK-008 v5 16-May-2018: SOP_606739 / SOP-GSK-008 v4 20-Feb-2018: SOP_606739 / SOP-GSK-008 v3 03-Jul-2016: SOP_606739 / SOP-GSK-008 v2

See CDMS for Document Effective Date

GSK plc

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Code for Dealing in Securities

DETAILED GUIDANCE

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CODE FOR DEALING IN SECURITIES
DETAILED GUIDANCE

1.    PURPOSE
The purpose of this Dealing Code (the “Code”) is to give clear guidance to officers, employees and complementary workers of GSK plc (“GSK”) and its subsidiaries and subsidiary undertakings on the standards of practice and pre-clearance procedures to be followed when dealing in the securities of GSK or the securities of any company with which GSK is doing business.

This Code imposes dealing restrictions which go beyond those imposed by law.

Its purpose is to ensure that directors and other persons discharging managerial responsibilities comply with their obligations under the Market Abuse Regulation and that they do not abuse, and do not place themselves under suspicion of abusing, inside information that they may be thought to have. This means that there will be certain times when such persons cannot deal in the securities of GSK.

Failure by any person who is subject to this Code to observe and comply with its requirements may result in disciplinary action. Depending on the circumstances, such non- compliance may also constitute a civil and/or criminal offence.

2.    DEFINITIONS

In this Code the following definitions apply unless the context requires otherwise:

“Closed Period” means each of the following periods:

(A)    the period from the end of the relevant financial year up to and including the time of the preliminary announcement of GSK’s annual results or, if longer, the period of 30 calendar days immediately preceding (and including) the time of any such announcement; and

(B)    the period from the end of the relevant financial quarter up to and including the time of the announcement of GSK’s first, second or third quarter results or, if longer, the period of 30 calendar days immediately preceding (and including) the time of any such announcement.

“Dealing” means, in respect of any person, the conducting of any transaction on his or her own account or for the account of a third party, directly or indirectly, relating to GSK Securities or on the price of related derivatives (and related terms, such as “Deal”, “Deals” and “Dealt”, shall be interpreted accordingly);

“Designated Employee” means an employee or a complementary worker of GSK who is not a PDMR but who has regular access to Inside Information and has received a notification from Corporate Secretariat that they are a Designated Employee for the purposes of this Code;

“Disregarded Undertaking” means a collective investment undertaking or portfolio of assets which satisfies the following two conditions:

(A)    it is either:

(i)    a collective investment undertaking or portfolio of assets in respect of which the relevant Restricted Person or PCA has ascertained that the exposure to GSK Securities does not exceed 20% of the assets held by that collective investment undertaking or portfolio of assets; or

(ii)    a collective investment undertaking or portfolio of assets whose exposure to GSK Securities cannot be ascertained by the relevant Restricted Person or PCA; and

(B)    the relevant Restricted Person or PCA is unable to determine or influence the investment strategy or transactions of that collective investment undertaking or portfolio of assets;

“Employee Scheme” means a scheme for encouraging or facilitating the holding of GSK Securities by or for the benefit of:

(A)    one or more of the bona fide employees or former employees of GSK (or of any of GSK’s subsidiaries or subsidiary undertakings); and/or

(B)    one or more of the spouses, civil partners, surviving spouses, surviving civil partners or minor children or step-children of such employees or former employees;

“GSK Securities” means any publicly traded or quoted shares or debt instruments of GSK (or of any of GSK’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them;

“Inside Information” means information of a precise nature, which has not been made public, relating, directly or indirectly, to GSK or any GSK Securities, and which, if it were made public, would be likely to have a significant effect on the price of any GSK Securities;

“Insider” has the meaning given in paragraph 5.4;

“Investment Manager” means an investment professional who manages investments with or without discretion;

“Market Abuse Regulation” means the EU Market Abuse Regulation (596/2014); “Notifiable Transaction” has the meaning given in paragraph 16.2;

“PCA” of a person means a person closely associated with that person, being any of:

(A)    a spouse or civil partner;

(B)    a child or stepchild under the age of 18 years who is unmarried and does not have a civil partner;

(C)    a relative who has shared the same household for at least one year on the date of the relevant Dealing; or

(D)    a legal person, trust or partnership, the managerial responsibilities of which are discharged by a Restricted Person/Insider/Designated Employee or by a person referred to in paragraphs (A), (B), or (C) of this definition, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person;

“PDMR” means a person discharging managerial responsibilities in respect of GSK, being either:

(A)    a director of GSK; or

(B)    a member of GSK’s GSK Leadership Team; or

(C)    the Company Secretary of GSK.

“Prohibited Period” means each of the following periods:

(A)    any Closed Period; and

(B)    any period when there exists any matter which constitutes Inside Information;

“Restricted Person” means a person who is:

(A)    a PDMR;

(B)    a Designated Employee; or

(C)    an Insider (on the basis set out in paragraph 5.4);

3.    SCOPE

This Code applies to certain officers, employees and complementary workers of GSK (and its subsidiaries and subsidiary undertakings) who have access to Inside Information due to their office or employment or involvement in a business transaction or situation, and who are included on insider lists, including:

(A)    PDMRs;

(B)    Designated Employees;

(C)    Insiders; and

(D)    PCAs and Investment Managers of PDMRs and Designated Employees.

4.    RESPONSIBILITIES

4.1    All officers, employees and complementary workers of GSK (and its subsidiaries and subsidiary undertakings) are individually responsible for their compliance with this Code.

4.2    Senior management of GSK are ultimately responsible for ensuring this Code is communicated to all officers, employees and complementary workers.
5.    DEALING BY PDMRS AND DESIGNATED EMPLOYEES

5.1    A PDMR or Designated Employee must not Deal in any GSK Securities without obtaining clearance to Deal in advance in accordance with paragraph 6.

5.2    Schedule 1 contains a non-exhaustive list of transactions which could constitute Dealing for the purpose of this Code. Any individual who is uncertain as to whether or not any particular transaction requires clearance should consult the Company Secretary.

5.3    Irrespective of whether permission to Deal has been granted to an individual, he or she remains subject to the insider dealing prohibitions set out in the Market Abuse Regulation and the Criminal Justice Act 1993. Nothing in this Code sanctions a breach of the prohibitions of insider dealing or of unlawful disclosure of inside information under the Market Abuse Regulation, the provisions of the Criminal Justice Act 1993 relating to insider dealing and the improper disclosure of information or any other relevant legal or regulatory requirements.

5.4    Individuals who are notified in writing that he or she is on an insider list (“Insiders”) become prohibited from Dealing in GSK Securities and will be subject to the requirements of this Code until such time as he or she receives written notification from Corporate Secretariat that they are no longer included on the relevant Insider List (unless at that time the individual has been notified that he or she is on another insider list).

5.5    Individuals should note that this Code applies differently to PDMRs, Designated Employees and Insiders. They should be mindful that their categorisation may change from time to time (for example a Designated Employee may be included on an insider list and therefore become an Insider) and should ensure that they comply with all relevant provisions of this Code.

6.    CLEARANCE TO DEAL

6.1    PDMRs

The Chairman, the Chief Executive Officer, the Chief Financial Officer, Senior Independent Non-Executive Director (“SID”) and the Company Secretary are each authorised to give consent to deal to Restricted Persons and the Company Secretary as follows:

DEALINGS BY:	REQUIRE CLEARANCE BY:
Chair	Chief Executive Officer or the SID
Chief Executive Officer	Chair or the SID
Other Directors or the Company Secretary	any of the Chairman, the Chief Executive Officer or the Chief Financial Officer
GLT members	any of the Chair, the Chief Executive Officer, the Chief Financial Officer or the Company Secretary

6.2    Designated Employees

Designated Employees must not Deal in any GSK Securities without first notifying the Company Secretary in writing and receiving clearance to Deal from him or her.

6.3    Clearance process

(A)    All applications for Dealing clearance must be made through the Company Secretary’s office using the electronic consent to deal tool available on the Corporate Secretariat Community accessible on mygsk.com. Corporate

Secretariat will maintain a record of the response to any Dealing request made by a PDMR or Designated Employee and of any clearance given.

(B)    Corporate Secretariat will aim to respond to all Dealing requests within 24 hours, but it may take up to five business days to respond. A response to a request for clearance to Deal and clearance (if any) must be given to the relevant Restricted Person within five business days of the request being made and must be given in writing. If a response is not given within that time limit, then clearance to Deal shall be deemed not to have been given.

(C)    An individual who is given clearance to Deal in accordance with this paragraph 6 must Deal as soon as possible and in any event within two business days of clearance being received.

(D)    Following any Dealing, a PDMR must also comply with paragraph 7 where applicable.

(E)    No person may give himself or herself clearance to Deal.

7.    DEALING BY PCAS

7.1    PDMRs must:

(A)    provide GSK with a list of their PCAs and notify GSK of any changes that need to be made to that list;
(B)     inform their PCAs that they are subject to Dealing restrictions under this Code;

(C)    take reasonable steps to prevent any Dealings in GSK Securities by or on behalf of his or her PCAs on considerations of a short-term nature; and

(D)    ensure that their PCAs do not Deal in GSK Securities without obtaining prior clearance to Deal.
7.2    The relevant PDMR must submit an application for clearance to deal on behalf of the relevant PCA in accordance with paragraph 6.1.

7.3    Designated Employees are required to obtain clearance to Deal under this Code on behalf of their PCAs. GSK requires Designated Employees to remind their PCAs that it is a criminal offence to Deal in GSK Securities if they are in possession of Inside Information and therefore, Designated Employees must always seek consent to deal on behalf of their PCAs in accordance with paragraph 6.2.

7.4    PDMRs and Designated Employees must not disclose Inside Information (including the fact that the Company is in a Closed Period) or any other confidential information to their PCAs when informing them that they are subject to Dealing restrictions under this Code.

8.    INVESTMENT MANAGERS

8.1    It is GSK’s policy that PDMRs and their PCAs should instruct their Investment Manager not to invest on GSK Securities, whether or not discretionary. However, this policy does not restrict an Investment Manager acting on behalf of a PDMR or a PCA of a PDMR from buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking, provided that consent to Deal is obtained in accordance with paragraph 8.3 below.

8.2    If a PDMR or any of his or her PCAs has funds under management with an Investment Manager which includes GSK Securities when he or she becomes a PDMR, he or she shall use reasonable endeavours to freeze such GSK Securities as soon as reasonably practicable while they remain a PDMR.

8.3    Notwithstanding paragraph 8.1, if it is necessary for an Investment Manager of a PDMR to Deal in GSK Securities, the relevant PDMR must first obtain clearance to Deal in accordance with paragraph 6.1.

8.4    Investment Managers of Designated Employees are not required to obtain clearance to Deal under this Code. However, GSK requires Designated Employees to remind Investment Managers who manage funds on their behalf that it is a criminal offence to Deal in GSK Securities if they are in possession of Inside Information and requires that Designated Employees seek to prohibit their Investment Managers from Dealing during a Closed Period.

9.    CIRCUMSTANCES FOR REFUSAL

9.1    A Restricted Person must not be given clearance to Deal in any GSK Securities during a Prohibited Period unless paragraph 10 applies or the relevant Dealing may be permitted in accordance with paragraph 11 to paragraph 13 (inclusive).

9.2    The Market Abuse Regulation may also allow clearance to be given during a Prohibited Period for other Dealings relating to (inclusive) employee share or savings schemes, or transactions where the beneficial interest in the relevant GSK Security does not change. GSK will ordinarily seek legal advice before clearing any such Dealing.

9.3    A Restricted Person must not be given clearance to Deal in any GSK Securities on considerations of a short-term nature. An investment with a maturity of one year or less will always be considered to be of a short-term nature.

9.4    The provisions of this paragraph 9 apply equally to clearances to Deal which are sought by Restricted Persons in relation to Dealings by their PCAs or Investment Managers.

10.    EXCEPTIONAL CIRCUMSTANCES

10.1    A Restricted Person may be given clearance to sell (but not to purchase) GSK’s shares or ADSs (but not other GSK Securities) during a Prohibited Period if he or she is in severe financial difficulty or there are other exceptional circumstances which require the immediate sale of shares. Where clearance is granted, the Restricted Person will only be allowed to sell shares to the extent necessary to obtain the required financial resources.

10.2    Any request to Deal by reason of exceptional circumstances must be accompanied by a written statement which describes the exceptional character of the circumstances and explains the transaction envisaged and why that transaction could not be executed at a time other than during the Prohibited Period.

10.3    Circumstances will only be considered to be “exceptional” for the purposes of paragraph 10.1 if they are extremely urgent, unforeseen and compelling and where their cause is external to the relevant Restricted Person and he or she has no control over them. When considering whether or not the circumstances are exceptional, GSK will take into account (among other things) the extent to which the Restricted Person:

(A)    is facing a legally enforceable commitment or claim, such as a court order, to sell the relevant shares or ADSs; and

(B)    could not reasonably satisfy a financial commitment (entered into before the start of the relevant Prohibited Period) to a third party (including a tax authority) otherwise than by selling the relevant shares or ADSs.

10.4    The determination of whether or not a Restricted Person is in severe financial difficulty or that there are other exceptional circumstances which require the immediate sale of GSK shares or ADSs will be made by:

(A)    the Chair; or

(B)    if the Chair is not present or if the Chair is the Restricted Person, by the Chief Executive Officer.
11.    EMPLOYEE SHARE OR SAVING SCHEMES

11.1    Non-discretionary awards and grants

Awards or grants of GSK Securities to a Restricted Person under an Employee Scheme can be made by GSK during a Prohibited Period if:

(A)    the Employee Scheme and its terms have been previously approved by GSK’s shareholders where required and otherwise approved by the board;

(B)    the terms of the Employee Scheme specify the timing of the award or grant and the amount of GSK Securities awarded or granted, or the basis on which such amount is to be calculated, and do not allow the exercise of discretion; and

(C)    the Restricted Person does not have any discretion as to the acceptance of GSK Securities awarded or granted.
Notwithstanding the preceding paragraph, levels of vesting (even on a discretionary basis) of awards of GSK Securities to a Restricted Person under an Employee Scheme can be made by GSK during a Close Period, provided that, if GSK is in a Prohibited Period, GSK may only make such vesting determinations if it can be shown that the remuneration committee’s actions were not affected by the Inside Information.

11.2    Pre-planned awards and grants

Awards or grants of GSK Securities to a Restricted Person under an Employee Scheme can be made by GSK during a Prohibited Period if the frequency and timing of the awards or grants, their conditions, the amount of GSK Securities to be awarded or granted and the group of recipients are determined in accordance with a framework established before the start of the Prohibited Period such that Inside Information cannot influence any such award or grant.

11.3    Pre-approved exercise or conversion

Where the period for the exercise of options or other rights, assigned to a Restricted Person under an Employee Scheme is due to expire within a Prohibited Period, then such exercise (as well as sales of shares acquired pursuant to such exercise) may be permitted during a Prohibited Period if:

(A)    the Restricted Person notifies GSK of his or her election to exercise (and if relevant, sell) at least four months before the expiry date and such election is irrevocable; and

(B)    the Restricted Person received clearance in accordance with paragraph 6 to exercise prior to making such irrevocable notification.

11.4    Employee saving schemes

The acquisition of GSK Securities by a Restricted Person under an employee saving scheme (e.g. a HMRC registered Sharesave scheme) may be permitted during a Prohibited Period if:

(A)    the Restricted Person has entered into the saving scheme before the start of the Prohibited Period, except when he or she cannot enter into the scheme at another time due to the commencement date of his or her employment;
(B)    the Restricted Person does not alter the terms of his or her participation in the saving scheme or cancel such participation during the Prohibited Period; and

(C)    the arrangements for the purchase of GSK Securities are either clearly set under the scheme terms and the Restricted Person cannot alter them during the Prohibited Period or are planned under the saving scheme to occur at a fixed date which falls in the Prohibited Period.

12.    ENTITLEMENTS IN RESPECT OF RIGHTS ISSUES AND OTHER OFFERS

12.1    The following Dealings may be permitted during a Closed Period:

(A)    an undertaking or election to take up entitlements under a rights issue or other offer (including an offer for GSK Securities in lieu of a cash dividend);

(B)    the take up of entitlements under a rights issue or other offer (including an offer of GSK Securities in lieu of a cash dividend);

(C)    allowing entitlements to lapse under a rights issue or other offer (including an offer of GSK Securities in lieu of a cash dividend); and

(D)    the sale of sufficient entitlements nil-paid to take up the balance of the entitlements under a rights issue,

provided that the Restricted Person does not have access to any information that constitutes Inside Information and explains the reasons why such Dealing cannot take place at another time and GSK is satisfied with that explanation.

12.2    At any time other than during a Closed Period, the transactions contemplated by paragraphs 12.1 (A) to (D) (inclusive) will not constitute Dealing for the purposes of this Code.

13.    TRANSFERS BETWEEN ACCOUNTS

13.1    A Restricted Person may be permitted to transfer GSK Securities between two accounts of that Restricted Person during a Closed Period, provided that:

(A)    the Restricted Person does not have access to any information that constitutes Inside Information;

(B)    the Restricted Person explains the reasons why the transfer cannot take place at another time and GSK is satisfied with that explanation; and

(C)    such a transfer does not result in a change in price of the relevant GSK Securities.

13.2    The transfer of GSK Securities between a Restricted Person and another person (including any PCA of that Restricted Person) is not permitted during a Closed Period.
13.3    At any time other than during a Closed Period, the transfer of GSK Securities between two accounts of a Restricted Person which does not result in a change in price of the relevant GSK Securities will not constitute Dealing for the purposes of this Code.

14.    SAVING SCHEMES

14.1    A Restricted Person may participate in a share scheme under which only GSK Securities are purchased pursuant to a regular standing order or direct debit or by regular deduction from that Restricted Person’s salary, or where GSK Securities are acquired by way of a standing election to re-invest dividends or other distributions received, or are acquired as part payment of that Restricted Person’s remuneration or any scheme which is a HMRC registered Sharesave scheme without clearance under paragraph 6 if:

(A)    the Restricted Person does not enter into the scheme during a Prohibited Period, unless the scheme involves the part payment of remuneration in the form of GSK Securities and is entered into upon the commencement of that Restricted Person’s employment or, if the Restricted Person is a non- executive director, his or her appointment to the board;

(B)    the Restricted Person does not carry out the purchase of GSK Securities under the scheme during a Prohibited Period, unless paragraph 11.4 applies; and

(C)    before entering into the scheme, cancelling the scheme or varying the terms of his or her participation or carrying out sales of GSK Securities within the scheme, the Restricted Person obtains clearance in accordance with paragraph 6.

14.2     For the purposes of paragraph 14.1(C), an application by a Restricted Person to enter into a share scheme may be treated as an application for dealing clearance under paragraph 6 and the acceptance of an application by a Restricted Person to enter into a scheme may be treated as clearance to deal under paragraph 6.

14.3     For the avoidance of doubt, except in a Prohibited Period where paragraph 11.4 shall apply, the exercise by a Restricted Person of an option to acquire GSK Securities under a HMRC Sharesave scheme shall not constitute Dealing for the purposes of this Code.

15.    ACTING AS A TRUSTEE

15.1    Where a Restricted Person acts as a trustee, Dealing in GSK Securities by that trust during a Prohibited Period does not require clearance under paragraph 6 if:

(A)    the Restricted Person is not a beneficiary of the trust; and

(B)    the decision to Deal is taken by the other trustees or by Investment Managers on behalf of the trustees independently of the Restricted Person.

15.2    The other trustees or Investment Managers acting on behalf of the other trustees will be assumed to have acted independently where the decision to deal:
(A)    was taken without consultation with, or other involvement of, the Restricted Person; or

(B)    was delegated to a committee of which the Restricted Person is not a member.

16.    NOTIFIABLE TRANSACTIONS

16.1    PDMRs must notify GSK in writing of every Notifiable Transaction in GSK Securities conducted for his or her account. Such notification must be made using the notification template in Schedule 2 and must be sent to the Company Secretary or their designated appointee as soon as practicable and in any event within two business days of the transaction date.

16.2    A “Notifiable Transaction” is any transaction relating to GSK Securities conducted for the account of a PDMR or their PCA, whether the transaction was conducted by such PDMR or PCA or on his or her behalf by a third party. In determining whether or not a transaction is a “Notifiable Transaction”, the following guidance should be considered:

(A)    the venue or place where a transaction is conducted is irrelevant for the purposes of determining whether or not that transaction is a “Notifiable Transaction”;

(B)    a transaction relating to GSK Securities which is undertaken by a third party for the account of a PDMR or a PCA of a PDMR is a Notifiable Transaction, even where that third party is exercising full discretion (i.e. where no instruction is given by the PDMR or PCA of a PDMR) and therefore transactions relating to GSK Securities which are undertaken under a Trading Plan or saving scheme, or by a “family office”, a trust, a discretionary portfolio arrangement and all other investment vehicles, are likely to qualify as “Notifiable Transactions”;

(C)    paragraph 1 of Schedule 1 contains a non-exhaustive list of transactions which could constitute Notifiable Transactions; and

(D)    the transactions described in paragraphs 2(C), 2(D) and 2(H) of Schedule 1 could also be Notifiable Transactions.

16.3    Any PDMR who is uncertain as to whether or not a particular transaction constitutes a Notifiable Transaction should consult the Company Secretary.

16.4    GSK will make the relevant regulatory notifications and announcements in respect of Notifiable Transactions on behalf of PDMRs and PCAs as soon as practicable after it receives the notification of a transaction.
17.    SANCTION

Failure by any officer, employee or contractor to observe the GSK standards of practice and prior consent requirements may result in disciplinary action, up to and including termination of office, employment or contract. Depending on the circumstances, it may also constitute a civil and/or a criminal offence.

18.    COMMUNICATION OF ISSUES

18.1    If a Restricted Person or an Insider becomes aware of a breach of this Code, irrespective of whether the breach is by themselves or by one of their PCAs, they must notify the Company Secretary immediately and without delay.

18.2    General queries concerning this Code should be directed, in the first instance, to the Company Secretary.

Schedule 1

DEALINGS

1.    Transactions that could constitute Dealing

For the purposes of this Code, and subject to paragraph 2 of this Schedule, the following is a non-exhaustive list of transactions which could constitute Dealing:

(A)    the pledging or lending of GSK Securities (although a pledge, or a similar security interest, of GSK Securities in connection with the depositing of GSK Securities in a custody account is not “Dealing”, unless and until such pledge or other security interest is designated to secure a specific credit facility);

(B)    transactions in GSK Securities undertaken by Investment Managers or any other persons professionally arranging or executing transactions on behalf of a Restricted Person or a PCA, including where discretion is exercised;

(C)    transactions in GSK Securities made under a life insurance policy, where (i) the policyholder is a Restricted Person or a PCA; (ii) the investment risk is borne by the policyholder; and (iii) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy;

(D)    an acquisition, disposal, short sale, subscription or exchange of GSK Securities;

(E)    the acceptance or exercise of an option over GSK Securities, including of a share option granted as part of a remuneration package, and the disposal of shares stemming from the exercise of a share option;

(F)    entering into or exercise of equity swaps related to GSK Securities;

(G)    transactions in or related to derivatives over GSK Securities, including cash-settled transactions;

(H)    entering into a contract for difference on GSK Securities;

(I)    the acquisition, disposal or exercise of rights in relation to GSK Securities, including put and call options and warrants;

(J)    subscription to a share capital increase or debt instrument issuance of GSK;

(K)    transactions in derivatives and financial instruments linked to a debt instrument of GSK including credit default swaps;

(L)    conditional transactions relating to GSK Securities.;
(M)    automatic or non-automatic conversion of a Company Security into another Company Security, including the exchange of convertible bonds to shares;

(N)    subject to paragraphs 2(D) and 2(E) of this Schedule, transactions executed in index- related products, baskets and derivatives transacting in GSK Securities;

(O)    subject to paragraphs 2(D) and 2(E) of this Schedule, transactions executed in shares or units of investment funds which transact in GSK Securities;

(P)    subject to paragraphs 2(D) and 2(E) of this Schedule, transactions executed by the manager of an investment fund in which the Restricted Person or PCA has invested and which transacts in GSK Securities;

(Q)    transactions executed by an Investment Manager or other third party under an individual portfolio or asset management mandate on behalf or for the benefit of the Restricted Person or PCA; and

(R)    borrowing or lending of shares or debt instruments of GSK or derivatives or other financial instruments linked thereto.

2.    Transactions that do not constitute Dealing

The following transactions do not constitute Dealing for the purposes of this Code but may still:

(i)    constitute dealing for the purposes of the insider dealing and market abuse regimes; and/or

(ii)    give rise to a notification obligation under paragraph 16 of this Code:

(A)    the cancellation or surrender of an option under an Employee Scheme;

(B)    the automatic vesting of a conditional award under an Employee Scheme;

(C)    the transfer of GSK Securities by an independent trustee of an Employee Scheme to a beneficiary who is not a Restricted Person;

(D)    bona fide gifts and donations of GSK Securities received, or an inheritance of GSK Securities received;

(E)    buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking;

(F)    transactions in GSK Securities by a Disregarded Undertaking;

(G)    at any time other than during a Closed Period, transactions which paragraphs 12.2 and 13.3 specify do not constitute “Dealings”;

(H)    at any time other than during a Closed Period, undertakings to accept, or the acceptance of, a takeover offer;
(I)    transactions in GSK Securities pursuant to a saving scheme in accordance with paragraph 14 (Saving schemes);

(J)    transactions in GSK Securities by the trustees of a trust in accordance with paragraph 15 (Acting as a trustee); and

(K)    conditional transactions relating to GSK Securities. The completion of such transactions upon the fulfilment of the conditions (provided no further action is required by the Restricted Person) does not constitute

Dealing and therefore does not require clearance, but such completion could constitute a Notifiable Transaction.

Schedule 2

NOTIFICATION TEMPLATE

Please send your completed form to [name] ([email address]). If you require any assistance in completing this form, please contact [name].

1.	Details of the Restricted Person / person closely associated with them (“PCA”)
a)	Name	[Include first name(s) and last name(s).] [If the PCA is a legal person, state its full name including legal form as provided for in the register where it is incorporated, if applicable.]
2.	Reason for the notification
a)	Position / status	[For Restricted Person, state job title e.g. CEO, CFO.] [For PCAs, state that the notification concerns a PCA and the name and position of the relevant Restricted Person.]
3.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	[State the nature of the instrument e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
b)	Nature of the transaction	[Description of the transaction type.] [Please indicate whether the transaction is linked to the exercise of a share option programme.]

c)	Price(s) and volume(s)
[Where more than one transaction of the same nature (purchases, sales etc.) of the same financial instrument are executed on the same day and at the same place of transaction, prices and volumes of these transactions should be reported in the table above, using as many lines as needed.]
[In each case, please specify the currency and the metric for quantity.]

		Price(s)	Volume(s)

d)	Aggregated information -Aggregated volume -Price
[Please aggregate the volumes of multiple transactions when these transactions:
-relate to the same financial instrument;
-are of the same nature;
-are executed on the same day; and
-are executed at the same place of transaction.]
[Please state the metric for quantity.]
[Please provide:
-in the case of a single transaction, the price of the single transaction; and
-in the case where the volumes of multiple transactions are aggregated, the weighted average price of the aggregated transactions.]
[Please state the currency.]

e)	Date of the transaction	[Date of the particular day of execution of the notified transaction, using the date format: YYYY-MM-DD and please specify the time zone.]
f)	Place of the transaction	[Please name the trading venue where the transaction was executed. If the transaction was not executed on any trading venue, please state ‘outside a trading venue’ in this box.]